Exhibit 4

WPS RESOURCES CORPORATION

NON-EMPLOYEE DIRECTOR

DEFERRED COMPENSATION AND DEFERRED STOCK UNIT PLAN

As Amended and Restated Effective January 1, 2001

WPS RESOURCES CORPORATION

NON-EMPLOYEE DIRECTOR

DEFERRED COMPENSATION AND DEFERRED STOCK UNIT PLAN

        The WPS Resources Corporation Non-Employee Director Deferred Compensation and Deferred Stock Unit Plan (the "Plan") has been adopted to promote the best interests of WPS Resources Corporation (the "Company") and the stockholders of the Company by attracting and retaining well-qualified persons for service as non-employee directors of the Company and designated subsidiaries and affiliates. The Plan constitutes an amendment and restatement of the portion of the WPS Resources Corporation Deferred Compensation Plan that was applicable to non-employee directors.

ARTICLE I. DEFINITIONS AND CONSTRUCTION

    Section 1.01. Definitions.

        The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

        (a) Account: The record keeping account or accounts maintained to record the interest of each Director under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Director's behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

(i) Deferral Account: The portion of a Director's Account to which is credited the Director's Deferrals and deemed investment gain or loss in accordance with Article II hereof (including, without limitation, the Director's interest in Reserve Account A, Reserve Account B, the New WPS Stock Unit Account and the Prior Plan WPS Stock Unit Account).

(ii) Deferred Stock Unit Account: The portion of a Director's Account to which is credited the Director's interest in the Deferred Stock Unit feature of the Plan described in Article III hereof.

        (b) Act: The Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.

        (c) Available Investment Option: See Section 2.06(a).

        (d) Beneficiary: The person or entity designated by a Director to be his beneficiary for purposes of this Plan. If a Director designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Director's divorce or legal separation from such spouse. If a valid designation of Beneficiary is not in effect at time of the Director's death, the estate of the Director is deemed to be the sole Beneficiary. If a Beneficiary dies while entitled to receive distributions from the Plan, any remaining payments shall be paid to the estate of the Beneficiary. Beneficiary designations shall be in writing, filed with the Committee, and in such form as the Committee may prescribe for this purpose.

        (e) Board: The Board of Directors of the Company.

        (f) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

        (g) Committee: The Compensation and Nominating Committee of the Board.

        (h) Company: WPS Resources Corporation, or any successor corporation.

        (i) Deferral: An amount credited, in accordance with a Director's election, to the Director's Deferral Account under the Plan in lieu of the current payment of an equal amount of the Director Fees as cash compensation to the Director.

        (j) Director: A non-employee member of the Board or a non-employee member of the board of directors of a subsidiary or affiliate of the Company who is designated for participation by the Board.

        (k) Director Fees: Those fees, other than fees designated for the Deferred Stock Unit feature of the Plan, payable to a Director for services rendered on the Board (including attendance fees and fees for serving as a committee chair) or for service on the board of directors of a subsidiary or affiliate of the Company.

        (l) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

        (m) Exchange Act: The Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

        (n) Investment Options: The hypothetical investment accounts described in Article II and such other investment options as the Committee may from time to time determine (which may, but need not, be based upon one or more of the investment options available under the Wisconsin Public Service Corporation Administrative Employees Savings Plan).

        (o) Stock Unit Accounts: The New WPS Stock Unit Account described in Section 2.04, the Prior Plan WPS Stock Unit Account described in Section 2.05, and the Deferred Stock Unit Account described in Section 3.02.

        (p) Trust: The WPS Resources Corporation Deferred Compensation Trust or other funding vehicle which may from time to time be established, as amended and in effect from time to time.

        (q) Valuation Date. See Section 2.06(c).

        (r) WPS Resources Stock: The common stock, $1.00 par value, of the Company.

        (s) WPS Resources Stock Units: The hypothetical shares of WPS Resources Stock, that are credited to the Stock Unit Accounts in accordance with Sections 2.04, 2.05 and 3.02, respectively.

    Section 1.02. Construction and Applicable Law.

        (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

        (b) The Plan is to be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. DEFERRAL OF DIRECTOR FEES

    Section 2.01. Deferrals Of Director Fees.

        (a) Initial Deferral Election. A Director may elect, in such form and manner as the Committee may prescribe, to defer payment of all or a portion of the Director Fees that would otherwise be paid to the Director. A Director's election shall specify the percentage (in increments of 1% to a maximum of 100% or such lesser amount or percentage as may be established by the Committee) of the Director Fees that the Director wishes to defer. A validly executed election shall become effective with respect to Director Fees earned by the Director on and after the date on which the Director's deferral election is received and accepted by the Committee, or as soon thereafter as practicable. A Director's deferral election, once effective, shall remain in effect until modified by the Director in accordance with subsection (b) below or otherwise revoked in accordance with Plan rules.

        (b) Revised Deferral Election. A Director may modify his then current deferral election by filing a revised election form, properly completed and signed, with the Committee. A validly executed revised election will be effective with respect to Director Fees earned by the Director on and after the date on which the Director's revised deferral election is received and accepted by the Committee, or as soon thereafter as practicable. A Director's revised deferral election, once effective, shall remain in effect until again modified by the Director in accordance with this subsection (b) or otherwise revoked in accordance with Plan rules.

    Section 2.02. Reserve Account A.

        (a) Limited Purpose Account. Reserve Account A is limited compensation deferred by a Director prior to January 1, 1996, together with attributed earnings on such deferrals through December 31, 2000. Except for attributed earnings as described below, no further deferrals, contributions or credits of any kind will be made to this account on behalf of a Director.

        (b) Crediting of Interest Equivalent. Reserve Account A will be credited with an interest equivalent on the balance in the account from time to time during the year. Unless the Committee prescribes an alternate method, the annual interest equivalent rate (on a non-compounded basis) will be the greater of:

(i) six percent (6.0%); or

(ii) a rate equal to the consolidated return on common shareholders' equity of the Company and all consolidated subsidiaries (ROE). For the months of April through September, ROE means the consolidated return on equity of the Company and all consolidated subsidiaries for the twelve (12) months ended on the preceding February 28 (or 29) as calculated pursuant to the Company's standard accounting procedure for financial reporting to shareholders. For the months October through March, ROE means return on equity as described above for the twelve (12) months ended on the preceding August 31.

        (c) Revised Rate. Subject to Article VI, the Committee may revise the interest equivalent rate or the manner in which it is calculated, but in no event shall the rate be less than six percent (6%) per annum. Any such revised rate shall be effective with the calendar month following such action by the Committee.

    Section 2.03. Reserve Account B.

        (a) Availability. Reserve Account B is an Available Investment Option with respect to the deemed investment of a Director's Deferrals. It is credited with earnings equivalent based upon a percentage of the Company's return on equity for the year. Separate subaccounts will be maintained for (i) the portion of the Director's balance in Reserve Account B that is attributable to Deferrals through June 30, 2001, together with subsequent credits of interest equivalent on such Deferrals ("Pre-July 1, 2001 Reserve Account B"), and (ii) the portion of the Director's balance in Reserve Account B that is attributable to Deferrals made after June 30, 2001, and subsequent credits of interest equivalent on such Deferrals ("Post-June 30, 2001 Deferrals").

        (b) Crediting of Interest Equivalent. Reserve Account B will be credited with an interest equivalent on the balance in the account from time to time during the year. Unless the Committee prescribes an alternate method, the annual interest equivalent rate (on a non-compounded basis) will be the greater of:

(i) six percent (6.0%); or

(ii) a rate equal to seventy percent (70%) of the consolidated return on common shareholders equity of the Company and all consolidated subsidiaries (ROE). For the months of April through September, ROE means the consolidated return on equity of the Company and all consolidated subsidiaries for the twelve (12) months ended on the preceding February 28 (or 29) as calculated pursuant to the Company's standard accounting procedure for financial reporting to shareholders. For the months October through March, ROE means return on equity as described above for the twelve (12) months ended on the preceding August 31.

        (c) Revised Rate. Subject to Article VI, the Committee may revise the interest equivalent rate or the manner in which it is calculated, but in no event shall the rate be less than six percent (6%) per annum. Any such revised rate shall be effective with the calendar month following such action by the Committee.

    Section 2.04. New WPS Stock Unit Account.

        (a) Availability. The New WPS Stock Unit Account is an Available Investment Option with respect to the deemed investment of a Director's Deferrals made after June 30, 2001.

        (b) Conversion to WPS Stock Units. All Deferrals made by or on behalf of a Director and allocated to the New WPS Stock Unit Account (the "Convertible Amount") are converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units, with fractional units calculated to four decimal places. The conversion shall be accomplished by dividing each Director's Convertible Amount by the closing price of a share of WPS Resources Stock on the date on which the Deferral would otherwise have been paid to the Director, as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction listing. Likewise, any dividends that would have been payable on the WPS Resources Stock Units credited to a Director's New WPS Stock Unit Account had such Units been actual shares of WPS Resources Stock shall be converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units based on the closing price of a share of WPS Resources Stock on the dividend date.

        (c) Conversion from WPS Stock Units. If a Director elects under Section 2.06(d) to reallocate all or any portion of his WPS Stock Account among the other Available Investment Options, the WPS Resources Stock Units to which such election relates shall be converted, for record keeping purposes, into an amount equal to the product of such units and the closing price of a share of WPS Resources Stock on the effective date of such reallocation, as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction listing.

     Section 2.05. Prior Plan WPS Stock Unit Account.

        (a) Limited Purpose Account. The Prior Plan WPS Stock Unit Account is limited to WPS Resources Stock Units credited to a Director through June 30, 2001, together with such additional WPS Resources Stock Units as are credited in accordance with subsection (b) below based on deemed dividends on such WPS Resources Stock Units.

        (b) Dividend Credits. Any dividends that would have been payable on the WPS Resources Stock Units credited to a Director's Prior Plan WPS Stock Unit Account had such Units been actual shares of WPS Resources Stock shall be converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units, and shall be credited to the Prior Plan WPS Stock Unit Account, based on the closing price of a share of WPS Resources Stock on the dividend date.

    Section 2.06. Hypothetical Investment of Director Deferrals.

        (a) Available Investment Options. For purposes of directing the deemed investment of a Director's Deferrals under subsection (b) below and for purposes of reallocating the deemed investment of the Director's Deferral Account under subsection (d) below, the Available Investment Options shall be all of the Investment Options other than Reserve Account A and the Prior Plan WPS Stock Unit Account.

        (b) Deemed Investment of Director Deferrals. In accordance with uniform rules prescribed by the Committee, each Director shall designate, in writing or in such other manner as the Committee may prescribe, how Deferrals made while the designation is in effect are credited among the Available Investment Options. When selecting more than one Available Investment Option, the Director shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Deferrals to be credited to each Available Investment Option. If the Director fails to make a timely and complete investment designation, he or she shall be deemed to have elected that 100% of his or her Deferrals be credited to Reserve Account B or such other of the Available Investment Options specified by the Committee for this purpose. A Director's election or deemed election shall become effective with respect to Deferrals credited to the Director's Deferral Account on and after the date on which the Director's election is received and accepted by the Committee, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection.

        (c) Allocation of Deemed Investment Gain or Loss. On each day that the New York Stock Exchange is open for business, or at such other times as the Committee may prescribe (the "Valuation Date"), the Deferral Account of each Director will be credited (or charged) based upon the investment gain (or loss) that the Director would have realized with respect to his or her Deferral Account had the Account been invested in accordance with the terms of the Plan and where applicable, the Director's written election. Subject to the special rules set forth in this Article II with respect to Reserve Account A, Reserve Account B, the New WPS Stock Unit Account and the Prior Plan WPS Stock Unit Account, the credit (or charge) shall be the sum, separately calculated for each of the Investment Options, of the product obtained by multiplying (i) the portion (if any) of the Director's Deferral Account as of the immediately preceding Valuation Date that is deemed to have been invested in each Investment Option, and (ii) the rate of return experienced by that Investment Option since the immediately preceding Valuation Date. The Committee, in its discretion, may prescribe alternate rules for the valuation of Participant Accounts, including, without limitation, the application of unit accounting principles.

        (d) Reallocation of Account. Subject to subsection (e) below, and in accordance with rules prescribed by the Committee, each Director may elect to reallocate his or her Deferral Account (other than the portion deemed to be invested in Reserve Account A, Pre-July 1, 2001 Reserve Account B and the Prior Plan WPS Stock Unit Account) among the Available Investment Options. When selecting more than one Investment Option, the Director shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Deferral Account (other than the portion deemed to be invested in Reserve Account A) that is deemed to be invested in each Available Investment Option after the investment reallocation is given effect. Once effective, a Director's reallocation shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules prescribed by the Committee. Other than a reallocation of a Director's Deferral Account pursuant to a revised investment election submitted by the Director, the deemed investment allocation of a Director will not be adjusted to reflect differences in the relative investment return realized by the various hypothetical Investment Options that the Director has designated.

        (e) Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under subsection (d) above by a Director who is subject to Section 16 of the Exchange Act are subject to review by the Committee prior to implementation. Further, the following reallocation transactions under subsection (d) above by a Director who is subject to Section 16 of the Exchange Act are prohibited: (i) elections to reallocate the deemed investment of the affected Director's Account into WPS Resources Stock Units within six (6) months of an election to reallocate deemed investments out of WPS Resources Stock Units; and (ii) elections to reallocate the deemed investment of the affected Director's Account out of WPS Resources Stock Units within six (6) months of an election to reallocate deemed investments into WPS Resources Stock Units (collectively, "Prohibited Transactions"). All Prohibited Transactions are void. In accordance with Section 7.02, the Committee may restrict additional transactions, or impose other rules and procedures, to the extent deemed desirable by the Committee in order to comply with the Exchange Act.

        (f) The foregoing provisions of this Section shall be effective on July 1, 2001, or as soon thereafter as is practicable. Prior to implementation of the terms and conditions of this Section, a Participant's Account shall be credited with hypothetical investment gain or loss in accordance with the terms of the Plan as in effect on December 31, 2000.

    Section 2.07. Accounts are For Record Keeping Purposes Only.

        Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Director under the Plan, and shall not constitute or imply an obligation on the part of the Company to fund such benefits. In any event, the Company may, in its discretion, set aside assets equal to part or all of such Account balances and invest such assets in WPS Resources Stock, life insurance or any other investment deemed appropriate. Any such assets, including WPS Resources Stock and any other assets held under the Trust, shall be and remain the sole property of the Company and except to the extent that the Trust authorizes a Director to direct the trustee with respect to the voting of WPS Resources Stock held in the Trust, a Director shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE III. DEFERRED STOCK UNITS

    Section 3.01. Deferred Stock Units.

        The Board may from time to time direct that a portion of the remuneration to be earned by a Director for service on the Board shall be credited under this Plan in the form of Deferred Stock Units. Any such direction shall be effective with respect to remuneration to be earned by the Director on and after the effective date of such direction, and shall continue in effect until modified or revoked by a subsequent direction of the Board. The Board's direction may provide either for the direct credit of Deferred Stock Units or for the mandatory deferral of a prescribed amount of cash remuneration that will be converted into WPS Stock Units in accordance with Section 3.02(b) below.

    Section 3.02. Deferred Stock Unit Account.

        (a) Limited Purpose "Buy Only" Account. A Director's Deferred Stock Unit Account is a "buy only" account limited to Deferred Stock Units allocated to the Director in accordance with Section 3.01 above. The Director is not able to exercise investment discretion with respect to his Deferred Stock Unit Account.

        (b) Conversion to WPS Stock Units. All amounts directed by the Board in accordance with Section 3.01 above shall be credited to the Director's Deferred Stock Unit Account. If the Board directs that a Director be credited with a prescribed number of WPS Resources Stock Units, the number of units so prescribed shall be credited to the Director's Deferred Stock Unit Account. If the Board directs that a Director be credited with WPS Resources Stock Units with a prescribed value, the value to be credited (the "Deferred Stock Unit Convertible Amount") will be converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units, with fractional units calculated to four decimal places. The conversion shall be accomplished by dividing each Director's Deferred Stock Unit Convertible Amount by the closing price of a share of WPS Resources Stock on the effective date of the grant, as reported in the Wall Street Journal's New York Stock Exchange Composite Transactions listing. Any dividends that would have been payable on the WPS Resources Stock Units credited to a Director's Deferred Stock Unit Account had such Units been actual shares of WPS Resources Stock shall be converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units based on the purchase price at which shares of WPS Resources Stock were purchased under the WPS Resources Corporation Stock Investment Plan on the purchase date that is coincident with or closest to the dividend date.

ARTICLE IV. DISTRIBUTION OF ACCOUNTS

    Section 4.01. Distribution Election.

        (a) Election. A Director, at the time he commences participation in the Plan, shall make a distribution election with respect to his Account. The election shall be in such form as the Committee may prescribe, and shall specify the distribution commencement date, the distribution period, and the distribution method applicable following the Director's death. Any such election shall be consistent with the following rules (or where the Director fails to make a selection, in accordance with the default rules set forth below):

(i) Distribution Commencement Date. Unless the Director has selected a later commencement date (which in no event shall be later than the first distribution period following the Director's attainment of age 72), distribution of a Director's Account will commence within 60 days following the end of the calendar year in which occurs the Director's termination of service on the Board or, where applicable, termination of service on the board of a subsidiary or affiliate of the Company.

(ii) Distribution Period. Distributions will be made in 1 to 15 annual installments, as elected by the Director.

(iii) Distribution of Remaining Account Following Director's Death. In the event of the Director's death, the Director's remaining undistributed interest will be distributed to the Beneficiary in accordance with the distribution election (single sum payment or installments) made by the Director. If the Director had elected a single sum, the payment shall be made on or about March 1 following the calendar year in which occurs the Director's death. If the Director had elected an installment distribution, (A) any installments previously commenced to the Director shall continue to the Beneficiary and (B) if installment distributions had not commenced as of the date of the Director's death, payments over the installment period elected by the Director shall commence to the Beneficiary on or about March 1 following the calendar year in which occurs the Director's death.

        (b) Effectiveness of Election. A distribution election shall be deemed made only when it is received and accepted as complete by the Committee, and shall remain in effect until modified by the Director in accordance with Section 4.02 below or otherwise revoked in accordance with Plan rules.

    Section 4.02. Modified Distribution Election.

        A Director may from time to time modify his distribution election by filing a revised distribution election, properly completed and signed, with the Committee. However, a revised distribution election will be given effect only if the Director remains an active member of the Board for twelve (12) consecutive months following the date that the revised election is received and accepted as complete by the Committee.

    Section 4.03. Calculation of Annual Distribution Amount.

        (a) Pre-2001 Retirees. For any Director whose retirement date is or who terminates service prior to January 1, 2001, distribution of the Director's Account will be calculated and made under the distribution provisions of the WPS Resources Corporation Deferred Compensation Plan applicable to the Director on the date of the Director's retirement or termination of service.

        (b) Post-2000 Retirees. For a Director who retires or terminates service after December 31, 2000, the annual distribution amount, unless the Committee specifies a different or alternate method, shall be calculated as follows:

(i) The annual distribution amount for the Director's Account, other than the portion of the Account that is deemed to be invested in the Stock Unit Accounts (the "Distributable Account") shall be determined by dividing (A) the aggregate balance in the Distributable Account as of January 1 of the year for which the distribution is being made, by (B) the number of installment payments remaining to be made under the distribution period selected by the Director. Distributions shall be made in cash. The amount of any distribution under this Paragraph (i) will be charged pro-rata against the Director's interest in each Investment Option comprising the Distributable Account. Notwithstanding the foregoing, the last installment payment of the Distributable Account shall be adjusted to take into account deemed investment gains or losses for the period between the January 1 valuation date and the date of actual payment according to such methods and procedures adopted by the Committee.

(ii) The annual distribution amount for each of the Stock Unit Accounts shall be determined on a share basis by dividing (A) the number of WPS Resources Stock Units credited to the relevant Stock Unit Account as of January 1 of the year for which the distribution is being made (subject to subsequent adjustment under Section 5.01), by (B) the number of installment payments remaining to be made under the distribution period selected by the Director. The Director will receive shares of WPS Resources Stock equal to the annual distribution amount, subject only to the distribution of cash in lieu of any fractional WPS Resources Stock Unit. The cash payment for any fractional WPS Resources Stock Unit shall be determined based upon the closing price of a share of WPS Resources Stock on January 21 of the year in which the distribution is being made, as such share price is reported in the Wall Street Journal's New York Stock Exchange Composite Transactions listing. If January 21 falls on a Saturday, Sunday or holiday, the calculation of the cash portion of the distribution will be made based upon the closing price as reported for the immediately preceding business day.

    Section 4.04. Time of Distribution.

        Subject to the provisions of Sections 5.01 and 6.02, WPS Resources Stock distributed to a Director shall be distributed on January 22 (or if January 22 falls on a Saturday, Sunday or holiday, the immediately following business day). For distribution and tax reporting purposes, the value of WPS Resources Stock distributed shall equal the number of shares distributed multiplied by the closing price of WPS Resources Stock on January 21 (or if January 21 falls on a Saturday, Sunday or holiday, the immediately preceding business day) of the year in which the distribution is being made as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction listing. The cash portion of any distribution will be made no later than March 1 of the year for which the distribution is being made.

    Section 4.05. Other Distribution Rules.

        (a) Limit on Shares. Subject to adjustment as provided in subsection (b) below, the total number of authorized but previously unissued shares of WPS Resources Stock which may be distributed to Directors pursuant to the Plan shall be one hundred thousand (100,000), which number shall not be reduced by or as a result of (i) any cash distributions pursuant to the Plan or (ii) the distribution to Directors pursuant to the Plan of any outstanding shares of WPS Resources Stock purchased by or on behalf of the Trust.

        (b) Adjustments to Stock. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure affecting WPS Resources Stock, such adjustment shall be made in the number and class of shares which may be distributed pursuant to the Plan as may be determined to be appropriate and equitable by the Committee in its sole discretion.

ARTICLE V. RULES WITH RESPECT TO WPS RESOURCES STOCK
AND WPS RESOURCES STOCK UNITS

    Section 5.01. Transactions Affecting WPS Resources Stock.

        In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting WPS Resources Stock, the Committee may make appropriate equitable adjustments with respect to the WPS Resources Stock Units (if any) credited to the Account of each Director, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

    Section 5.02. No Shareholder Rights With Respect to WPS Resources Stock Units.

        Directors shall have no rights as a stockholder pertaining to WPS Resources Stock Units credited to their Stock Account. No WPS Resources Stock Unit nor any right or interest of a Director under the Plan in any WPS Resources Stock Unit may be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Director hereunder with respect to any WPS Resources Stock Unit are exercisable during the Director's lifetime only by him or his guardian or legal representative.

ARTICLE VI. SPECIAL RULES APPLICABLE IN THE EVENT OF A CHANGE IN CONTROL OF THE COMPANY

    Section 6.01. Definitions.

        For purposes of this Article VI, the following terms shall have the following respective meanings:

        (a) An "Affiliate" of, or a person "affiliated" with, a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and the term "Associate" used to indicate a relationship with any person, means (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

        (b) A person shall be deemed to be the "Beneficial Owner" of any securities:

(i) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, or other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or (B) securities issuable upon exercise of Rights pursuant to the terms of the Company's Rights Agreement with Firstar Trust Company, dated as of December 12, 1996, as amended from time to time (or any successor to such Rights Agreement) at any time before the issuance of such securities;

(ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subsection (b)(ii) above) or disposing of any voting securities of the Company.

        (c) A "Change in Control" shall be deemed to have occurred if:

(i) any Person (other than any employee benefit plan of the Company or of any subsidiary of the Company, any Person organized, appointed or established pursuant to the terms of any such benefit plan or any trustee, administrator or fiduciary of such a plan) is or becomes the Beneficial Owner of securities of the Company representing at least 30% of the combined voting power of the Company's then outstanding securities;

(ii) one-half or more of the members of the Board are not Continuing Directors;

(iii) there shall be consummated any merger, consolidation, or reorganization of the Company with any other corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company other than a shareholder who is an Affiliate or Associate of any party to such consolidation or merger;

(iv) there shall be consummated any merger of the Company or share exchange involving the Company in which the Company is not the continuing or surviving corporation other than a merger of the Company in which each of the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(v) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to a Person which is not a wholly owned subsidiary of the Company; or

(vi) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

        (d) "Continuing Director" means (i) any member of the Board of Directors of the Company who was a member of such Board on May 1, 1997, (ii) any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board and (iii) additional directors elected by a majority of the Continuing Directors then on such Board.

        (e) "Person" means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

    Section 6.02. Amendments in Connection with a Change in Control.

        (a) Board Authority to Amend or Terminate Plan. Prior to the occurrence of a Change in Control, the Board may exercise its authority under Section 7.04, including, to the extent deemed necessary or desirable by the Board in anticipation of a Change in Control, any of the following actions:

(i) The Board may amend the Plan to eliminate WPS Resources Stock Units and cause the value of such units as of the Amendment date (such value to be determined under Section 2.04(c) to be reallocated to Reserve Account B. The term "Amendment Date" means the date on which an amendment to the Plan is validly adopted or the date on which the amendment is or purports to be effective, whichever is later.

(ii) The Board may terminate the Plan and require that all benefits accrued to the date of termination (or such later date as the Board specifies) be distributed to Participants (or Beneficiaries) in a single sum regardless of a Participant's prior election as to the form and timing of benefit payments.

        (b) Automatic Amendments. Unless terminated by the Board pursuant to subsection (a)(ii), the Plan shall automatically be amended upon a Change in Control to provide that:

(i) The rate of interest equivalent to be credited with respect to reserve Account A for each month following the Change in Control shall be the greater of (A) the rate of interest equivalent applicable with respect to Reserve Account A if such amount were calculated based upon the consolidated return on common shareholders equity of the Company (including for this purpose any successor corporation that is the survivor of a merger with the Company or any successor to that corporation) and all subsidiaries, and (B) a rate equal to two (2) percentage points above the prime lending rate at Firstar Bank, N.A. (or any successor thereto) as of the last business day of that month; and

(ii) The rate of interest equivalent to be credited with respect to Reserve Account B for each month following the Change in Control shall be the greater of (A) the rate of interest equivalent otherwise applicable with respect to Reserve Account B if such amount were calculated based upon the consolidated return on common shareholders equity of the Company (including for this purpose any successor corporation that is the survivor of a merger with the Company or any successor to that corporation) and all subsidiaries, and (B) a rate equal to two (2) percentage points above the prime lending rate at Firstar Bank, N.A. (or any successor thereto) as of the last business day of that month. The minimum rate of interest equivalent under clause (B) shall cease to apply on the third anniversary of the Change in Control in the event that the Director is actively serving on the Board of the Company (or any subsidiary or affiliate of the Company) on such date.

        (c) Prohibition on Certain Amendments. Notwithstanding the foregoing, on or after the effective date of a Change in Control, the Board or company may not, without the written consent of the affected Director (or in the case of a deceased Director, the Director's beneficiary) amend the Plan or take an action to terminate the Plan that would:

(i) Result in a decrease in the number of, or a change in the type of, Available Investment Options that were made available under the Plan immediately prior to the Change of Control; or

(ii) Cause the Accounts to be valued under Section 2.05(c) less frequently than quarterly; or

(iii) Impair or otherwise limit a Participant's rights to reallocate his Accounts under Section 2.05(d) as in effect on the date immediately prior to the Change in Control; or

(iv) Decrease the interest rate credited under Reserve Account A or Reserve Account B as determined pursuant to subsection (b) above, except as specifically provided therein; or

(v) Eliminate the distribution options made available under Section 4.01 or otherwise terminate any distribution elections then in effect.

    Section 6.03. Resolution of Disputes.

        If, after a Change in Control, (a) a dispute arises with respect to the enforcement of the Director's rights under the Plan, or (b) any legal proceeding shall be brought to enforce or interpret any provision contained in the Plan or to recover damages for breach of the Plan, in either case so long as the Director is not acting in bad faith or otherwise pursuing a course of action that a reasonable person would determine to be frivolous, the Director shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding ("Expenses"), and prejudgment interest on any money judgment obtained by the Director calculated at the rate of interest announced by Firstar Bank Milwaukee, Milwaukee, Wisconsin (or any successor thereto), from time to time as its prime or base lending rate from the date that payments to the Director should have been made under this Plan. Within ten (10) days after the Director's written request therefor, the Company shall pay to the Director, or such other person or entity as the Director may designate in writing to the Company, the Director's Expenses in advance of the final disposition or conclusion of any such dispute or legal proceeding. In the case of a deceased Director, this Section shall apply with respect to the Director's Beneficiary or estate.

ARTICLE VII. GENERAL PROVISIONS

    Section 7.01. Administration.

        The Committee shall administer and interpret the Plan and supervise preparation of Director elections, forms, and any amendments thereto. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a "non-employee director" for purposes of Rule 16b-3. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as "non-employee", then all determinations affecting Directors who are subject to Section 16 of the Exchange Act shall be made by the full Board. The Committee may, in its discretion, delegate any or all of its authority and responsibility; to the extent of any such delegation, any references herein to the Committee shall be deemed references to such delegee. Interpretation of the Plan shall be within the sole discretion of the Committee and shall be final and binding upon each Director and Beneficiary. The Committee may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. If any delegee of the Committee shall also be a Director or Beneficiary, any determinations affecting the delegee's participation in the Plan shall be made by the Committee.

    Section 7.02. Restrictions to Comply With Applicable Law.

        (a) General Restrictions. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of WPS Resources Stock under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee shall administer the Plan so that transactions under the Plan will be exempt from Section 16 of the Exchange Act, and shall have the right to restrict any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption to be met.

        (b) Restriction on Transfer. Shares of WPS Resources Stock issued under the Plan may not be sold or otherwise disposed of except (i) pursuant to an effective registration statement under the Act, or in a transaction which, in the opinion of counsel for the Company, is exempt from registration under the Act; and (ii) in compliance with state securities laws. Further, as a condition to issuance of shares of WPS Resources Stock under the Plan, the Director, his Beneficiary or his heirs, legatees or legal representatives, as the case may be, shall execute and deliver to the Company a restrictive stock transfer agreement in such form, and subject to such terms and conditions, as shall be reasonably determined or approved by the Committee, which agreement, among other things, may impose certain restrictions on the sale or other disposition of any shares of stock acquired under the Plan. The Committee may waive the foregoing restrictions, in whole or in part, in any particular case or cases or may terminate such restrictions whenever the Committee determines that such restrictions afford no substantial benefit to the Company.

        (c) Additional Restrictions; Legends. All shares of WPS Resources Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the Plan and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates to make appropriate references to such restrictions.

    Section 7.03. Director Rights Unsecured.

        (a) Unsecured Claim. The right of a Director or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Director nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or any affiliate of the Company. The right of a Director or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Director hereunder are exercisable during the Director's lifetime only by him or his guardian or legal representative.

        (b) Contractual Obligations. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any affiliate of the Company. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Director or Beneficiary, or any other person.

    Section 7.04. Amendment or Termination of Plan.

        There shall be no time limit on the duration of the Plan. Except as otherwise limited pursuant to Section 6.02, the Board (or where specified herein, the Committee) may at any time amend or terminate the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment or termination date; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Accounts).

    Section 7.05. Administrative Expenses.

        Costs of establishing and administering the Plan will be paid by the Company.

    Section 7.06. Successors and Assigns.

        This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Directors and their heirs, executors, administrators, and legal representatives.